UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549

                                    FORM 12b-25

                             NOTIFICATION OF LATE FILING

(Check One): [  ] Form 10-K   [  ] Form 20-F   [X] Form 10-Q   [  ] Form N-SAR

             For Period Ended:  September 30, 2000
                                ------------------
             [  ] Transition Report on Form 10-K
             [  ] Transition Report on Form 20-F
             [  ] Transition Report on Form 11-K
             [  ] Transition Report on Form 10-Q
             [  ] Transition Report on Form N-SAR
             For the Transition Period Ended:  ________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_______________________________________________________________________________

PART I - REGISTRANT INFORMATION

                         DIVERSIFIED HISTORIC INVESTORS V
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Full name of Registrant
_______________________________________________________________________________
Former name if applicable
                                 1609 WALNUT STREET
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Address of Principal Executive Office (Street and Number)

                              PHILADELPHIA, PA  19103
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

Additional time is needed in order to complete.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
    Megan Kennedy                       (215)              557-9800
    ----------------------------      ----------      ------------------
    (Name)                           (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of this Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If the answer is no,
identify report(s).                            [X] Yes  [  ] No

(3) Is it anticipated that any significant change in results of operations from this corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                               [  ] Yes  [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
_______________________________________________________________________________

                         DIVERSIFIED HISTORIC INVESTORS V
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                    (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                              DIVERSIFIED HISTORIC INVESTORS V

Date:  November 3, 2000      By: Dover Historic Advisors V, General Partner
       ----------------
                                  By: EPK, Inc., Partner

                                      By: /s/ Spencer Wertheimer
                                          -------------------------------
                                          SPENCER WERTHEIMER
                                          President








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